Exhibit 99.1
McKESSON REPORTS FISCAL 2009 SECOND-QUARTER RESULTS
•	Revenues of $26.6 billion for the second quarter, up 9%.
•	Second-quarter earnings per diluted share of $1.17, up 41%.
•	Fiscal 2009 Outlook – earnings per diluted share of $4.00 to $4.15.
SAN FRANCISCO, October 28, 2008 – McKesson Corporation (NYSE: MCK) today reported that revenues for the second quarter ended September 30, 2008 were $26.6 billion compared to $24.5 billion a year ago. Second-quarter earnings per diluted share was $1.17 compared to 83 cents per diluted share a year ago. Second-quarter results include 27 cents per diluted share from a tax reserve release of $76 million and five cents per diluted share from the disposition of our 42% equity interest in Verispan, L.L.C. (Verispan). Prior year earnings were positively impacted by one cent per diluted share as a result of various settlements of our Securities Litigation.
     “We had a solid quarter, with a particularly strong performance from Distribution Solutions despite industry concerns about lower prescription trends,” said John H. Hammergren, chairman and chief executive officer. “In Technology Solutions, our second quarter operating profit was up 8% year-over-year, although we did begin to see some customers delay their purchasing decisions.”
     In the second quarter, McKesson revenues were up 9%, driven primarily by continued growth across all businesses in Distribution Solutions. Earnings per diluted share was up 41% versus the prior year, driven by the positive impact of the tax reserve release, solid results in Distribution Solutions, which included the gain on the sale of Verispan, and the benefit from the impact of share repurchases made in Fiscal 2008 and the first half of Fiscal 2009.
     The company continues to execute a balanced capital deployment strategy designed to create additional shareholder value. During the first half of the fiscal year, McKesson deployed $320 million for acquisitions and repurchased $334 million of common stock, leaving $980 million on the current share repurchase authorization.

     “Our results demonstrate that McKesson is well-positioned to weather the current economic turmoil as the majority of products and services we provide are less sensitive to short-term fluctuations in demand,” Hammergren said. “This quarter’s results included the divestiture of our equity interest in Verispan, which we had concluded was non-core to our operating success. We have managed our balance sheet prudently, with an appropriately conservative investment policy for our cash, low levels of corporate debt and committed sources of short-term capital to supplement our cash flow. Based on our results to date, we continue to expect that McKesson should earn between $4.00 and $4.15 per diluted share from continuing operations for the fiscal year ending March 31, 2009,” Hammergren said.
Segment Results
     Distribution Solutions revenues were up 9% in the second quarter.  U.S. pharmaceutical direct distribution and services revenues grew 16% for the quarter, reflecting market growth rates, the acquisitions of Oncology Therapeutics Network (OTN) and McQueary Brothers, and expanded business with existing customers.  Warehouse sales were down 7% in the quarter, primarily due to a decrease in purchases from a large customer beginning in January 2008 and the additional impact of decreased purchases from several other customers.  U.S. pharmaceutical revenues benefited from one additional day of sales in the second quarter of Fiscal 2009.
     Canadian revenues increased 15% for the quarter due to new and expanded distribution agreements, market growth rates, and one additional day of sales.  Medical-Surgical distribution revenues were up 9% for the quarter primarily due to market growth rates and an early sales season for the flu vaccine.
     In the second quarter, Distribution Solutions gross profit of $951 million improved 12% compared to the second quarter a year ago. The increase in gross profit was due primarily to an improved mix of higher-margin products, including sales of McKesson OneStop Generics®, which were up 49% in the quarter, partially offset by the timing of our compensation from branded pharmaceutical manufacturers.
     Operating profit of $406 million was up 11% for the quarter and the operating margin rate was 1.57% compared to 1.54% a year ago.

     “I am pleased with the revenue growth in Distribution Solutions and the overall performance of our business,” Hammergren said. “We expect operating margin improvement as a result of the robust pipeline of higher-margin generic conversions that are forecast to launch over the next several years and our ability to grow our base of customers that rely on McKesson for access to these competitively priced drugs. With our mix of businesses, we are strategically well-positioned to produce solid results in Distribution Solutions, even in this tough economic environment,” said Hammergren.
     In Technology Solutions, revenues were up 7% for the quarter, primarily due to higher services revenues reflecting the segment’s expanded customer base and higher disease management and outsourcing revenues. Technology Solutions operating profit in the second quarter was $71 million and the operating margin rate was 9.32% compared to 9.27% for the second quarter a year ago.
     “In the second quarter, we saw some hospital customers delay their purchasing decisions, particularly in the last two weeks of the quarter, which has begun to impact the results of Technology Solutions,” Hammergren said. “Given the uncertainty in the current economic climate, we are following a prudent course of action and more aggressively managing costs in the business. We are also focusing our team on selling products and services that are designed to have a rapid and demonstrable financial impact on our customers,” Hammergren concluded.
Second-Quarter Highlights
The quarter included the following additional major highlights:

•	Just one year after becoming a U.S. Pharmaceutical distribution customer, Pamida Stores, a regional retailer located primarily in the Midwest, named McKesson its “Vendor Partner of the Year”. McKesson was recognized for the flawless integration of its 144 pharmacies into McKesson’s U.S. Pharmaceutical network and for the value provided through its proprietary generics programs. In addition to participating in McKesson OneStop Generics, Pamida uses McKesson’s RxPakSM program and is a customer of RelayHealth.

•	McKesson Specialty Care Solutions announced that its Lynx MobileTM application has now been implemented in more than 500 community-based infusion therapy clinics,

representing an increase of approximately 116% since the initial July 2007 product launch. Lynx Mobile is an automated charge capture, inventory management and reporting tool designed to help community practices achieve more efficient management of drug inventory and supplies. Lynx Mobile is used by 2,000 physicians nationwide and facilitates 265,000 transactions for more than 32,000 patients each week.

•	McKesson’s Horizon CardiologyTM product received the 2008 Frost and Sullivan Award for Growth Strategy Leadership. Horizon Cardiology has seen strong growth during the past three years, from a minor presence in 2005 to capturing more than 10% market share last year in North America.

•	The New Hampshire Department of Health and Human Services and McKesson announced that the State has extended its Medicaid disease management program by another year, citing strong financial and clinical program outcomes coupled with high member satisfaction as the reason for the renewal.

•	McKesson has successfully implemented ClaimsXtenTM at Wellpoint Inc.’s affiliated health plan in Georgia, initially supporting over 3 million members in Georgia. Wellpoint licensed ClaimsXten in 2007 for nationwide use as part of their ongoing efforts to achieve consistency, accuracy, efficiency and transparency in claims processing.

•	At September 30, 2008, $497 million of our accounts receivable sales facility was utilized.

•	Second-quarter results reflect an effective tax rate of 13.7% primarily due to a tax reserve release of $76 million. Guidance for the full year continues to assume a tax rate of 33.0% before considering discrete tax items.

•	For the second fiscal quarter ended September 30, 2007, earnings per diluted share of 83 cents included the positive impact of a $3 million after-tax credit due to various settlements of our Securities Litigation, or one cent per diluted share.

•	Second-quarter results included $25 million in pre-tax share-based compensation expense. In the second quarter a year ago, this pre-tax expense was $28 million.

•	In October 2008, we entered into an agreement to sell our Distribution Solutions’ specialty pharmacy business (a business within McKesson Specialty Care Solutions). The sale is subject to various customary closing conditions, including regulatory review, and is expected to close during the third quarter of Fiscal 2009. The financial impact of this sale is not expected to be material to our condensed consolidated financial statements.
Risk Factors
Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “will”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. It is not possible to predict or identify all such risks and uncertainties; however, the most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: material adverse resolution of pending legal proceedings; changes in the U.S. healthcare industry and regulatory environment; competition; the frequency or rate of branded drug price inflation and generic drug price deflation; substantial defaults or material reduction in purchases by large customers; implementation delay, malfunction or failure of internal information systems; the adequacy of insurance to cover property loss or liability claims; the company’s failure to attract and retain customers for its software products and solutions due to integration and implementation challenges, or due to an inability to keep pace with technological advances; loss of third party licenses for technology incorporated into the company’s products and solutions; the company’s proprietary products and services may not be adequately protected, and its products and solutions may be found to infringe on the rights of others; failure of our technology products and solutions to conform to specifications; disaster or other event causing interruption of customer access to data residing in our service centers; increased costs or product delays required to comply with existing and changing regulations applicable to our businesses and products; changes in government regulations relating to patient confidentiality and to format and data content standards; the delay or extension of our sales or implementation cycles for external software products; changes in circumstances that could impair our goodwill or intangible assets; foreign currency fluctuations or disruptions to our foreign operations; new or revised tax legislation or challenges to our tax positions; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in generally accepted accounting principles (GAAP); and general economic conditions. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The company assumes no obligation to update or revise any such statements, whether as a result of new information or otherwise.
     A Webcast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com, live at 5 PM ET today and on replay afterwards. Shareholders are encouraged to review SEC filings and more information about McKesson, which are located on the company’s website.
About McKesson
     McKesson Corporation, currently ranked 18th on the FORTUNE 500, is a healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes, and improving the quality and safety of patient care. McKesson is the longest-operating company in healthcare today, marking its 175th anniversary this year. Over the course of its history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit us at www.mckesson.com.
###
Contact:
Ana Schrank, 415-983-7153 (Investors and Financial Media)
Ana.Schrank@McKesson.com
James Larkin, 415-983-8736 (General and Business Media)
James.Larkin@McKesson.com

Exhibit 99.1
Schedule I
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions except per share amounts)

	Quarter Ended September 30,			Six Months Ended September 30,
	FY09	FY08	Chg.	FY09	FY08	Chg.
Revenues	$26,574	$24,450	9%	$53,278	$48,978	9%

Cost of sales	25,272	23,269	9	50,708	46,620	9

Gross profit	1,302	1,181	10	2,570	2,358	9

Operating expenses	921	827	11	1,818	1,648	10
Securities Litigation credits, net	—	(5)	—	—	(5)	—

Total operating expenses	921	822	12	1,818	1,643	11

Operating income	381	359	6	752	715	5

Other income, net	33	36	(8)	54	73	(26)
Interest expense	(35)	(36)	(3)	(69)	(72)	(4)

Income from continuing operations before income taxes	379	359	6	737	716	3

Income tax expense (1)	(52)	(112)	(54)	(175)	(233)	(25)

Income from continuing operations	327	247	32	562	483	16

Discontinued operations, net	—	—	—	—	(1)	—

Net income	$327	$247	32	$562	$482	17

Earnings per common share (2)
Diluted (3)	$1.17	$0.83	41%	$2.00	$1.60	25%
Basic	$1.19	$0.85	40%	$2.04	$1.64	24%

Shares on which earnings per common share were based
Diluted	280	299	(6)%	281	302	(7)%
Basic	275	293	(6)	276	295	(6)

(1)	Income tax expense for 2009 includes $76 million of credits related to the recognition of previously unrecognized tax benefits and related interest expense as a result of the effective settlement of uncertain tax positions.

(2)	Certain computations may reflect rounding adjustments.

(3)	Diluted earnings per share from continuing operations, excluding the impact of our Securities Litigation, is as follows (a):

	Quarter Ended September 30,			Six Months Ended September 30,
	FY09	FY08	Chg.	FY09	FY08	Chg.
Income from continuing operations — as reported	$327	$247	32%	$562	$483	16%

Exclude: Securities Litigation credits, net	—	(5)	—		(5)	—
Income taxes on credits, net	—	2	—		2	—

	—	(3)	—	—	(3)	—

Income from continuing operations, excluding the Securities Litigation credits, net	$327	$244	34	$562	$480	17

Diluted earnings per common share from continuing operations, excluding the Securities Litigation credits, net (2)	$1.17	$0.82	43%	$2.00	$1.59	26%

(a)	These pro forma amounts are non-GAAP financial measures. The Company uses these measures internally and considers these results to be useful to investors as they provide relevant benchmarks of core operating performance.

Schedule II
McKESSON CORPORATION
CONDENSED CONSOLIDATED INCOME INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions except per share amounts)

	Quarter Ended September 30,				Six Months Ended September 30,
	FY09	FY08	Chg.		FY09	FY08	Chg.
REVENUES
Distribution Solutions
U.S. pharmaceutical direct distribution & services	$16,611	$14,372	16%		$33,039	$28,570	16%
U.S. pharmaceutical sales to customers’ warehouses	6,319	6,826	(7)		12,983	14,068	(8)

Subtotal	22,930	21,198	8		46,022	42,638	8
Canada pharmaceutical distribution & services	2,182	1,898	15		4,423	3,662	21
Medical-Surgical distribution & services	700	642	9		1,327	1,236	7

Total Distribution Solutions	25,812	23,738	9		51,772	47,536	9

Technology Solutions
Services	582	538	8		1,146	1,091	5
Software & software systems	140	139	1		278	277	—
Hardware	40	35	14		82	74	11

Total Technology Solutions	762	712	7		1,506	1,442	4

Revenues	$26,574	$24,450	9		$53,278	$48,978	9

GROSS PROFIT
Distribution Solutions	$951	$848	12		$1,885	$1,670	13
Technology Solutions	351	333	5		685	688	—

Gross profit	$1,302	$1,181	10		$2,570	$2,358	9

OPERATING EXPENSES
Distribution Solutions	$570	$491	16		$1,132	$987	15
Technology Solutions	282	270	4		552	527	5
Corporate	69	66	5		134	134	—

Subtotal	921	827	11		1,818	1,648	10
Securities Litigation credits, net	—	(5)	—		—	(5)	—

Operating expenses	$921	$822	12		$1,818	$1,643	11

OTHER INCOME, NET
Distribution Solutions	$25	$9	178		$37	$23	61
Technology Solutions	2	3	(33)		4	5	(20)
Corporate	6	24	(75)		13	45	(71)

Other income, net	$33	$36	(8)		$54	$73	(26)

OPERATING PROFIT
Distribution Solutions	$406	$366	11		$790	$706	12
Technology Solutions	71	66	8		137	166	(17)

Operating profit	477	432	10		927	872	6
Corporate	(63)	(42)	50		(121)	(89)	36
Securities Litigation credits, net	—	5	—		—	5	—

Income from continuing operations before interest expense and income taxes	$414	$395	5		$806	$788	2

STATISTICS
Operating profit as a % of revenues
Distribution Solutions	1.57%	1.54%	3	bp	1.53%	1.49%	4	bp
Technology Solutions	9.32%	9.27%	5		9.10%	11.51%	(241)

Return on Stockholders’ Equity(1)	16.9%	15.8%	110	bp

(1)	Ratio is computed as the sum of net income for the last four quarters, divided by the average of stockholders’ equity for the last five quarters.

Schedule III
McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	September 30,	March 31,
	2008	2008
ASSETS
Current Assets
Cash and cash equivalents	$1,123	$1,362
Receivables, net	7,025	7,213
Inventories, net	9,183	9,000
Prepaid expenses and other	207	211

Total	17,538	17,786
Property, Plant and Equipment, Net	777	775
Capitalized Software Held for Sale, Net	209	199
Goodwill	3,524	3,345
Intangible Assets, Net	716	661
Other Assets	1,813	1,837

Total Assets	$24,577	$24,603

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and accounts payable	$12,086	$12,032
Deferred revenue	1,064	1,210
Other accrued	1,998	2,106

Total	15,148	15,348
Long-Term Debt	1,795	1,795
Other Noncurrent Liabilities	1,285	1,339
Stockholders’ Equity	6,349	6,121

Total Liabilities and Stockholders’ Equity	$24,577	$24,603

Schedule IV
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Six Months Ended September 30,
	FY09	FY08
OPERATING ACTIVITIES
Net income	$562	$482
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	218	178
Deferred taxes	62	41
Income tax reserve reversal	(65)	—
Share-based compensation expense	53	47
Excess tax benefits from share-based payment arrangements	(7)	(43)
Other non-cash items	(1)	20
Changes in operating assets and liabilities, net of business acquisitions:
Receivables	(337)	(162)
Impact of accounts receivable sales facility	497	—
Inventories	(169)	(65)
Drafts and accounts payable	17	791
Deferred revenue	(152)	(90)
Taxes	48	192
Other	(178)	(119)

Net cash provided by operating activities	548	1,272

INVESTING ACTIVITIES
Property acquisitions	(80)	(83)
Capitalized software expenditures	(90)	(78)
Acquisitions of businesses, less cash and cash equivalents acquired	(320)	(51)
Other	37	(16)

Net cash used in investing activities	(453)	(228)

FINANCING ACTIVITIES
Proceeds from short-term borrowings	3,532	—
Repayments of short-term borrowings	(3,532)	—
Repayment of long-term debt	(2)	(8)
Capital stock transactions:
Issuances	65	183
Share repurchases, including shares surrendered for tax withholding	(147)	(695)
Share repurchases, retirements	(204)	—
Excess tax benefits from share-based payment arrangements	7	43
ESOP notes and guarantees	1	8
Dividends paid	(50)	(36)
Other	1	7

Net cash used in financing activities	(329)	(498)
Effect of exchange rate changes on cash and cash equivalents	(5)	18

Net (decrease) increase in cash and cash equivalents	(239)	564
Cash and cash equivalents at beginning of period	1,362	1,954

Cash and cash equivalents at end of period	$1,123	$2,518